FOR IMMEDIATE RELEASE
August 12, 2011

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter Ended June 30, 2011

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced a consolidated net loss of $797,000 or $0.30 per share, for the quarter ended June 30, 2011 as compared to consolidated net income of $146,000, or $0.05 per share, for the same quarter in 2010.  A provision for loan loss of $1.6 million was recorded for the three months ended June 30, 2011 primarily due to updated valuation analyses on loans specifically evaluated for impairment, an increase in non-performing loans and the continued decline in real estate values.

The Company’s assets at June 30, 2011 were $140.0 million compared to $147.0 million at December 31, 2010, a decrease of $7.0 million or 4.8%. Loans receivable decreased $6.2 million or 5.8%, to $100.3 million at June 30, 2011 from $106.5 million at December 31, 2010. Mortgage-backed securities decreased $1.8 million or 8.3%, to $19.9 million at June 30, 2011 from $21.8 million at December 31, 2010. Investment securities increased $3.7 million, or 100%, to $3.7 million at June 30, 2011  from no investment securities at June 30, 2010.  Cash and cash equivalents decreased $4.3 million, or 52.4%, to $3.9 million at June 30, 2011 from $8.2 million at December 31, 2010.

Total deposits decreased $3.9 million, or 3.3%, to $113.2 million at June 30, 2011 from $117.1 million at December 31, 2010. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $2.2 million, or 18.3%, to $9.8 million at June 30, 2011 from $12.0 million at December 31, 2010.

Total stockholders’ equity decreased $628,000, or 4.0%, to $15.1 million at June 30, 2011 from $15.8 million at December 31, 2010. The decrease to stockholders’ equity reflects a net loss of $761,000, amortization of $14,000 of unearned ESOP shares, amortization of $20,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, amortization of $21,000 of stock option awards and a  decrease of $78,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended June 30, 2011, the Company did not repurchase shares. As of June 30, 2011, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended June 30, 2011 and 2010

Net income decreased by $943,000 to a net loss of $797,000 for the quarter ended June 30, 2011 compared to net income of $146,000 for the same quarter in 2010. The decrease in the quarter was primarily the result of a decrease of $292,000 in interest income and increases of $1.4 million in provision for loan loss and $7,000 in non-interest expense, partially offset by decreases of $85,000 in interest expense on deposits, $58,000 in interest expense on borrowings from the FHLB and $613,000 in income tax expense, and an increase of $31,000 in non-interest income.

INCOME INFORMATION – Six month periods ended June 30, 2011 and 2010

Net income decreased by $1.0 million to a net loss of $761,000 for the six months ended June 30, 2011 compared to net income of $286,000 for the same period in 2010. The decrease in the six month period was primarily the result of a decrease of $617,000 in interest income and increases of $1.7 million in provision for loan loss and $48,000 in non-interest expense, partially offset by decreases of $173,000 in interest expense on deposits, $116,000 in interest expense on borrowings from the FHLB and $712,000 in income tax expense, and an increase of $30,000 in non-interest income.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	JUNE 30,	DECEMBER 31,
	2011	2010
	(in thousands)
Total Assets	$139,951	$147,019
Loans Receivable	100,312	106,478
Mortgage-backed Securities	19,941	21,780
Investment Securities	3,704	-
Deposits	113,187	117,074
Borrowings	9,784	12,043
Stockholders’ Equity	15,126	15,754

	AT OR FOR THE THREE		AT OR FOR THE SIX
	MONTHS ENDED JUNE 30,		MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Total Interest Income	$1,712	$2,004	$3,474	$4,091
Total Interest Expense	388	531	798	1,088
Net Interest Income	1,324	1,473	2,676	3,003
Provision for Loan Loss	1,564	134	1,703	289
Non-interest Income	96	65	159	129
Non-interest Expense	1,201	1,194	2,453	2,405
Income Tax (Benefit) expense	(548)	64	(560)	152
Net (loss) income	$(797)	$146	$(761)	$286

PERFORMANCE RATIOS

Return on Average Assets	(2.24)%	0.38%	(1.06)%	0.37%
Return on Average Equity	(20.36)%	3.74%	(9.66)%	3.69%
Interest Rate Spread	4.00%	3.95%	3.95%	4.01%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	3.08%	1.01%	3.08%	1.01%
Non-performing Loans to Total Assets	7.13%	4.24%	7.13%	4.24%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	11.55%	10.82%